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                        INVESTMENT ADVISORY AGREEMENT

        	                    BETWEEN

                	         THE ROYCE FUND
                               (ROYCE SELECT FUND)

                          	      AND

                            ROYCE & ASSOCIATES, INC.


      Agreement made this ____ day of ______ 1998, by and between THE ROYCE FUND, a Delaware business trust (the "Fund"), and ROYCE & ASSOCIATES, INC., a New York corporation (the "Adviser").


      The  Fund and the Adviser hereby agree as follows in respect of   ROYCE
SELECT FUND, a series of the Fund (the "Series"):

      1. Duties of the Adviser. The Adviser shall, during the term and subject to the provisions of this Agreement, (a) determine the composition of the portfolio of the Series, the nature and timing of the changes therein and the manner of implementing such changes, and (b) provide the Series with such investment advisory, research and related services as the Series may, from time to time, reasonably require for the investment of its funds. The
Adviser shall perform such duties in accordance with the applicable provisions of the Fund's Declaration of Trust, By-Laws and current prospectus and any directions it may receive from the Fund's Trustees. The Adviser shall also furnish the services of those of its officers and employees who may be duly elected officers or Trustees of the Fund, subject to their individual consent to serve and to any limitations imposed by law.

      2. Fund Responsibilities and Expenses Payable by the Series. The Fund shall be responsible for effecting sales and redemptions of the Series' shares, for determining the net asset value thereof and for all of the Series' other operations and shall cause the Series to pay all costs and expenses attributable to its operations and transactions that are not payable by the Adviser under Paragraph 3 hereof.

     3. Expenses Payable by the Adviser. The Adviser shall be responsible for paying all of the Series' operating expenses, except for (a) the compensation payable to the Adviser under Paragraph 4 hereof, (b) brokerage commissions, interest and dividends on securities sold short, (c) distribution fees, (d) Federal, state, local and other taxes, (e) amortization of organization expenses and (f) litigation and indemnification expenses and any other extraordinary expenses not incurred in the ordinary course of the Series' business. The Adviser shall also pay all expenses which it may incur

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in  performing  its duties under Paragraph 1 hereof and shall  reimburse the Fund for any space leased by the Fund and occupied by the Adviser.

      4. Compensation of the Adviser. As compensation for its services to the Series and for agreeing to pay the Series' operating expenses as set forth under Paragraph 3 hereof, the Fund agrees to cause the Series to pay to the Adviser a performance fee of 12.5% of the Series' pre-fee total return. Such fee shall be calculated and accrued daily, based on the value of the Series' then current net assets, and shall be payable as of December 31, 1999, for the period from the date on which the Series commences operations through December 31, 1999, and as of the close of each calendar quarter ending after December 31, 1999. Such fees shall be payable to the Adviser both in respect of Series shares outstanding throughout the applicable period and in respect of Series shares purchased or redeemed during the applicable period and shall not be reimbursable by the Adviser because of any negative total returns occurring after the date as of which they are payable. However, such fees shall be subject to a high water benchmark test, so that Series shares shall not bear a fee during any period when the Series' pre-fee cumulative total return for the period from the date on which the Series commences operations to the date of calculation does not exceed the Series' pre-fee cumulative total return to the date as of which a performance fee was last payable to the Adviser.

      5. Excess Brokerage Commissions. The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Series to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to its accounts.

      6. Limitations on the Employment of the Adviser. The services of the Adviser to the Series shall not be deemed exclusive, and the Adviser may engage in any other business or render similar or different services to others so long as its services to the Series hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser to engage in any other business or to devote his time and attention in part to any other business, whether of a similar or dissimilar nature. So long as this Agreement or any extension or renewal remains in effect, the Adviser shall be the only investment adviser for the Series, subject to the Adviser's right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder, and shall not be responsible for any action of or directed by the Fund's Trustees, or any committee thereof, unless such action has been caused by the Adviser's gross negligence, willful malfeasance, bad faith or reckless disregard of its obligations and duties under this Agreement.

     7. Responsibility of Dual Directors, Officers and/or Employees. If any person who is a director, officer or employee of the Adviser is or becomes a Trustee, officer and/or employee of the Fund and acts as such in any business of the Fund pursuant to this Agreement, then such


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director, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Fund, and not as a director, officer or employee of the Adviser or under the control or direction of the Adviser, although paid by the Adviser.

      8. Protection of the Adviser. The Adviser shall not be liable to the Fund or to any portfolio series thereof for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund or such series, and the Fund or each portfolio series thereof involved, as the case may be, shall indemnify the Adviser and hold it harmless from and against all damages, liabilities, costs and expenses (in cluding reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Adviser in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or any portfolio series thereof or its security holders) arising out of or otherwise based upon any action actually or allegedly taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Fund or such series. Notwithstanding the preceding sentence of this Paragraph 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Adviser against or entitle or be deemed to entitle the Adviser to indemnification in respect of, any liability to the Fund or to any portfolio series thereof or its security holders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its duties and obligations under this Agreement.

      Determinations of whether and the extent to which the Adviser is entitled to indemnification hereunder shall be made by reasonable and fair means, including (a) a final decision on the merits by a court or other body before whom the action, suit or other proceeding was brought that the Adviser was not liable by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties, or (b) in the absence of such a decision, a reasonable determination, based upon a review of the facts, that the Adviser was not liable by reason of such misconduct by (i) the vote of a majority of a quorum of the Trustees of the Fund who are neither "interested persons" of the Fund (as defined in Section 2(a)(19) of the Investment Company Act of 1940) nor parties to the action, suit or other proceeding, or
(ii) an independent legal counsel in a written opinion.

       9. Effectiveness, Duration and Termination of Agreement. This Agreement shall become effective immediately upon approval by a majority of the outstanding voting securities of the Series, and the Investment Advisory Agreement made September 24, 1992 by and between the Fund and the Adviser shall not apply as to the Series. This Agreement shall remain in effect until April 30, 2000, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Fund's


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Trustees, including a majority of such Trustees who are not parties  to  this
Agreement or "interested persons" (as such term is defined in Section 2(a)(19) of the Investment Company Act of 1940) of any such party, cast in person at a meeting called for the purpose of voting on such approval, or (b) the vote of a majority of the outstanding voting securities of the Series and the vote of the Fund's Trustees, including a majority of such Trustees who are not parties to this Agreement or "interested persons" (as so defined) of any such party. This Agreement may be terminated at any time, without the payment of any penalty, on 60 days' written notice by the vote of a majority of the outstanding voting securities of the Series, or by the vote of a majority of the Fund's Trustees or by the Adviser, and will automatically terminate in the event of its "assignment" (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act of 1940); provided, however, that the provisions of Paragraph 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the
benefits  thereof,  notwithstanding any such  termination.   The  Adviser  or
Charles M. Royce may, upon termination of this Agreement, require the Fund to refrain from using the name "Royce" in any form or combination in its name or in its business, and the Fund shall, as soon as practicable following its receipt of any such request from the Adviser or Charles M. Royce, so refrain from using such name.

     Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

      10. Shareholder Liability. Notice is hereby given that this Agreement is entered into on the Fund's behalf by an officer of the Fund in his capacity as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Fund's Trustees, officers, employees, agents or shareholders individually, but are binding only upon the assets and property of the Series.


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.


                              THE ROYCE FUND

                              By:  _______________________________
                                   Charles M. Royce, President

                              ROYCE & ASSOCIATES, INC.

                              By:  _______________________________
                                   Charles M. Royce, President